Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Julia M. Rivera

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Reports Second Quarter 2012 Financial Results

Second Quarter Highlights

❑	Announced the conclusion of the Board of Directors’ strategic review process and the intention to remain independent and focus on deploying the Company's capital into income-producing net leased real estate.

❑	Announced a new management team led by Gordon F. DuGan as the Company's Chief Executive Officer and a member of the Company's Board of Directors effective July 1, 2012.

❑	For the quarter, generated funds from operations, or FFO, of negative $(18.6) million, a decrease of $4.8 million from FFO of negative $(13.8) million generated in the prior quarter. On a fully diluted per common share basis, FFO was negative $(0.37) for the second quarter of 2012 as compared to FFO of negative $(0.27) in the prior quarter. For the quarter, net loss to common stockholders was $(21.5) million, or $(0.42) per diluted common share, as compared to the net loss of $(2.1) million, or $(0.04) per diluted common share, for the prior quarter. The decrease in FFO for the quarter was primarily attributable to a charge of $2.3 million, or $0.05 per diluted common share, related to costs of the strategic review process and declining revenues and assets within the Gramercy Finance segment as repayments received on investments are directed to reduce liabilities outstanding.

❑	Increased unrestricted corporate cash to $192.6 million at quarter end, as compared to approximately $186.3 million reported in the prior quarter. In addition, as of June 30, 2012, the Company holds an aggregate of $47.4 million of par value Class A-1, A-2 and B securities previously issued by the Company’s collateralized debt obligations, or CDOs, that are available for re-issuance. The fair value of the repurchased CDO bonds was approximately $37.9 million as of June 30, 2012.

Summary

NEW YORK, N.Y. – August 9, 2012 – Gramercy Capital Corp. (NYSE: GKK) today reported FFO of negative $(18.6) million, or negative $(0.37) per diluted common share, and net loss available to common stockholders of $(21.5) million, or $(0.42) per diluted common share for the quarter ended June 30, 2012. The Company generated total revenues of $28.9 million during the second quarter, a decrease of $1.7 million from $30.6 million generated during the prior quarter. At June 30, 2012, the Company owned approximately $974.4 million of loan investments, $851.9 million of commercial mortgage–backed real estate securities, or CMBS, $192.6 million of unrestricted cash, commercial real estate with an aggregate book value of approximately $91.6 million and $112.5 million in other assets. As of June 30, 2012, approximately 43.8% of the Company’s assets were comprised of debt investments, 38.3% of CMBS, 8.7% of unrestricted cash, 4.1% of commercial real estate and 5.1% of other assets.

1

The Company’s legacy businesses are organized into two business segments supported by a corporate balance sheet with a strong liquidity position and no recourse debt obligations.

The Company’s commercial real estate finance business, which operates under the name Gramercy Finance, manages approximately $2.0 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate related securities which are financed through three non-recourse CDOs.

The Company’s property management and investment business, which operates under the name Gramercy Realty, currently manages approximately $2.0 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States.

A summary of the Company’s GAAP financial position and operations by business segment and consolidated as of June 30, 2012 is as follows:

	Corporate	Finance Segment	Realty Segment	Intercompany Eliminations	Consolidated
Total real estate investments, net	$-	$52,334	$28,617	$-	$80,951
Cash and cash equivalents	192,569	-	-	-	192,569
Loans and other lending investments and commercial mortgage-backed securities	-	1,839,546	-	(28,497)	1,811,049
Repurchased collateralized debt obligation bonds	47,351		-	(47,351)	-
Other assets	-	131,832	5,452	1,157	138,441
Total assets	$239,920	$2,023,712	$34,069	$(74,691)	$2,223,010

Collateralized debt obligations	$-	$2,393,354	$27,227	$(74,578)	$2,346,003
Derivative instruments	-	180,753	-	-	180,753
Dividends payable	26,857	-	-	-	26,857
Other liabilities	-	15,498	6,829	(113)	22,214
Total liabilities	26,857	2,589,605	34,056	(74,691)	2,575,827

Total equity	213,063	(565,893)	13	-	(352,817)
Total liabilities and equity	$239,920	$2,023,712	$34,069	$(74,691)	$2,223,010

Revenues:
Net interest income	$-	$16,445	$(404)	$-	$16,041
Rental and reimbursement revenues	-	789	924	-	1,713
Management fees	-	-	9,616	-	9,616
Other revenue (1)	-	1,527	-	-	1,527
Total revenues	-	18,761	10,136	-	28,897

Expenses:
Property operating expenses	-	3,052	6,353	-	9,405
Impairment and loan losses	-	21,995	-	-	21,995
Management, general and administrative	9,822	1,264	842	-	11,928
Depreciation	-	115	197	-	312
Other expenses	-	-	-	-	-
Total expenses	9,822	26,426	7,392	-	43,640

Loss from continuing operations before provision for taxes	$(9,822)	$(7,665)	$2,744	$-	$(14,743)

(1) Includes equity in net income from joint venture.

2

The Company’s GAAP book value per common share is negative $(8.39) per share, or $(439.0) million at June 30, 2012. Of the negative book value, approximately $(565.9) million, or $(10.82) per common share, is attributable to the Company’s commercial real estate finance business. While the assets and liabilities in the CDOs are consolidated on the Company’s books for GAAP purposes, the Company’s exposure to loss is limited to its investment in each CDO. The negative book value of the commercial real estate finance business is primarily attributable to impairments and mark-to-market adjustments made to the loan and CMBS investments financed in the CDOs in excess of the Company’s equity investment in each CDO. Due to the non-recourse nature of the CDOs, ultimately, any loss in excess of the CDO liabilities outstanding will not be realized by the Company.

New Business Strategy

Following a strategic review process which was completed in the second quarter of 2012, the Company’s Board of Directors concluded that the most attractive alternative available to the Company is to remain independent and to focus on building value by deploying the Company's capital into income-producing net leased real estate. The new investment criteria will focus on single tenant net lease investments with durable credits across the United States. The investments initially will be funded from existing financial resources. Subsequently, subject to market conditions, the Company expects to seek to raise additional debt and/or equity capital to support further growth. On July 1, 2012, Gordon F. DuGan became the Company’s Chief Executive Officer and will lead the new business effort. An operational review of the Company's existing assets and operations has begun with the goal of reducing the current cost structure, further strengthening the balance sheet and determining which legacy assets and operations complement the new investment strategy. The Company expects to provide an investor presentation to be posted to the Company’s website no later than September 30, 2012 to provide an update on the operational review and further communicate the new strategy.

Corporate

As of June 30, 2012, the Company maintained $192.6 million of unrestricted cash as compared to approximately $186.3 million reported as of March 31, 2012. In addition, as of June 30, 2012, the Company held an aggregate of $47.4 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that were available for re-issuance. The aggregate fair value of the repurchased CDO bonds was $37.9 million as of June 30, 2012.

A substantial portion of the Company’s cash flow has been generated by distributions from its CDOs within the Gramercy Finance division. The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of July 2012, the most recent distribution date, the Company’s 2006 CDO was in compliance with interest coverage and asset overcollateralization covenants; however, the compliance margins were narrow and relatively small declines in collateral performance and credit metrics from one or more assets could cause the CDO to fall out of compliance. The Company’s 2005 CDO failed its overcollateralization test in July 2012 and previously failed it overcollateralization tests at the October 2011, April 2011 and January 2011 distribution dates. The Company’s 2007 CDO has failed its overcollateralization test beginning with the November 2009 distribution date and it is unlikely that the 2007 CDO’s overcollateralization test will be satisfied in the foreseeable future. We cannot be certain that the CDO tests will continue to be satisfied and that we will continue to receive cash flows relating to the Company’s CDOs in the future, and believe that we will likely fail the overcollateralization test for the 2005 CDO and/or the 2006 CDO at the October distribution date. The following chart summarizes the CDO compliance tests as of the most recent distribution dates (July 25, 2012 for the Company’s 2005-1 and 2006-1 CDOs and May 19, 2012 for the Company’s 2007-1 CDO):

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Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	109.02%	105.25%	83.13%
Limit	117.85%	105.15%	102.05%
Compliance margin	-8.83%	0.10%	-18.92%
Pass/Fail	Fail	Pass	Fail
Interest Coverage (2)
Current	332.82%	627.79%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	199.97%	522.64%	N/A
Pass/Fail	Pass	Pass	N/A

(1)

The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies. For a defaulted security with a CUSIP that is actively traded, the lower of market value or the product of the security’s principal balance multiplied by the asset’s recovery rate as determined by the rating agencies is used for the overcollateralization ratio.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Cash flows generated from the Company’s CDOs with respect to its ownership of non-investment grade bonds, preferred equity and collateral management agreements for the year to date 2012 are summarized as follows:

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees		Distributions	Total
1Q 2012	$2,398,596	$3,495,260	$1,026,567	$9,160,260	$172,153		$-	$16,252,836
2Q 2012	3,133,685	1,907,434	965,059	6,310,558	169,276		-	12,486,013
3Q 2012	331,519	-	933,494	8,238,366	175,009	(1)	-	9,678,388
Total 2012	$5,863,800	$5,402,694	$2,925,120	$23,709,184	$516,438		$-	$38,417,237

(1) Estimated. Distribution date for CDO 2007-1 is August 15, 2012

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Interest expense includes costs related to $2.3 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet. Interest expense was $20.2 million for the three months ended June 30, 2012, compared to $20.4 million for the three months ended March 31, 2012.

Management, general and administrative expenses were $11.9 million for the three months ended June 30, 2012, as compared to $6.7 million in the prior quarter. The increase in management, general and administrative expenses is primarily attributable to the write-off of $2.3 million of costs related to our strategic review process, expensed at the conclusion of the process in the second quarter of 2012, and the remainder of the increase is primarily attributable to protective advances related to loan and other lending investments within our CDOs, and additional professional fees and other loan enforcement costs incurred by the Company in connection with the CDOs. Loan enforcement costs for assets financed in our CDOs are typically advanced by the Company and reimbursed as servicing advances once the loan is resolved. The amount owed from the CDOs to the Company for such advances is approximately $8.3 million as of June 30, 2012.

Gramercy Finance

Interest income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division. For the three months ended June 30, 2012, $26.2 million was earned on fixed rate investments and $10.0 million was earned on floating rate investments.

Other income of $1.5 million for the three months ended June 30, 2012 is primarily composed of operating revenues from properties the Company owns through foreclosure.

The Company recorded a net provision for loan losses of approximately $6.0 million, or $0.12 per diluted common share, for the quarter ended June 30, 2012. By comparison, the Company’s provision for loan loss was approximately $2.5 million, or $0.05 per fully diluted common share, for the prior quarter. The Company’s reserve for loan losses at June 30, 2012 was approximately $203.7 million, or approximately 43.8% of the unpaid principal balance, in connection with 12 separate loans with an aggregate carrying value of approximately $263.6 million. In addition, the Company recorded non-cash impairment charges for the three months ended June 30, 2012 of approximately $15.0 million related to seven CMBS investments with an aggregate carrying value of $37.4 million deemed to be other-than-temporarily impaired and $1.0 million related to one loan held-for-sale with a carrying value of $15.3 million.

Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs. As of June 30, 2012, debt investments owned by Gramercy Finance had an aggregate carrying value of approximately $974.4 million, including one loan held-for-sale, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $256.7 million. CMBS investments had an aggregate carrying value of approximately $851.9 million as of June 30, 2012, net of impairments, unamortized fees, fair value adjustments and discounts of approximately $363.4 million. The Company’s CMBS investments are classified as available-for-sale and accordingly, such CMBS are carried at fair value. Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings. Changes in fair value are reflected in accumulated other comprehensive loss in the equity section of the Condensed Consolidated Balance Sheet. The Company continues to monitor all of its CMBS investments for other-than-temporary impairments. The fair value adjustment for the Company’s CMBS investments as of June 30, 2012 was approximately $146.4 million as compared to a fair value adjustment of $138.7 million in the preceding quarter.

5

Loan prepayments, partial repayments and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $60.1 million for the three months ended June 30, 2012. As of June 30, 2012, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, decreasing to 83.1% at June 30, 2012, compared to 83.7% as of March 31, 2012. The weighted average remaining term of Gramercy Finance's debt investment portfolio remained unchanged as of June 30, 2012 at 2.3 years and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio remained unchanged as of June 30, 2012 at 3.3 years.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments, as of June 30, 2012 and December 31, 2011 were as follows (dollar amounts in thousands):

			Allocation by		Fixed Rate:		Floating Rate: Average Spread over
	Carrying Value (1)		Investment Type		Average Yield		LIBOR
	2012	2011	2012	2011	2012	2011	2012	2011
Whole loans, floating rate	$607,597	$689,685	62.3%	63.8%			339 bps	331 bps
Whole loans, fixed rate	202,542	202,209	20.8%	18.7%	8.33%	8.35%
Subordinate interests in whole loans, floating rate	3,710	25,352	0.4%	2.3%			250 bps	575 bps
Subordinate interests in whole loans, fixed rate	91,209	89,914	9.4%	8.3%	10.51%	10.50%
Mezzanine loans, floating rate	45,446	46,002	4.7%	4.3%			894 bps	860 bps
Mezzanine loans, fixed rate	23,659	23,847	2.4%	2.2%	10.34%	10.34%
Preferred equity, floating rate	250	3,615	0.0%	0.3%			288 bps	234 bps
Preferred equity, fixed rate	-	1,295	0.0%	0.1%	0.00%	0.00%
Subtotal/ Weighted average	974,413	1,081,919	100.0%	100.0%	9.10%	9.08%	377 bps	370 bps
CMBS, floating rate	48,313	47,855	5.7%	6.2%			106 bps	96 bps
CMBS, fixed rate	803,623	727,957	94.3%	93.8%	8.53%	8.22%
Subtotal/ Weighted average	851,936	775,812	100.0%	100.0%	8.53%	8.22%	106 bps	96 bps

Total	$1,826,349	$1,857,731	100.0%	100.0%	8.69%	8.48%	358 bps	354 bps

(1)	Loans and other lending investments are presented net of unamortized fees, discounts reserves for loan losses, and other adjustments.

At June 30, 2012, Gramercy Finance had one whole loan with a carrying value of $51.4 million classified as non-performing. At June 30, 2012, the Company had three whole loans with an aggregate carrying value of $38.8 million, one subordinate interest in whole loan with an aggregate carrying value of $4.0 million, three mezzanine loans with a carrying value of $26.7 million and two preferred equity investments with an aggregate carrying value of $0.3 million classified as sub-performing.

Gramercy Finance made no acquisitions during the second quarter of 2012.

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Gramercy Realty

Summarized in the table below are key property portfolio statistics for Gramercy Realty’s owned portfolio as of June 30, 2012 and December 31, 2011:

	Number of Properties		Rentable Square Feet		Occupancy
Properties	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
Branches	31	41	209,578	261,732	32.1%	28.9%
Office Buildings	13	15	362,492	491,084	46.3%	44.7%
Total	44	56	572,070	752,816	41.1%	39.2%

In addition to its owned portfolio, Gramercy Realty also manages approximately $2.0 billion of real estate assets, or the KBS Portfolio, that were transferred to affiliates of KBS Real Estate Investment Trust, Inc., or KBS, pursuant to the Settlement Agreement executed in September 2011. The KBS Portfolio is comprised of 524 bank branches, 278 office buildings and one land parcel. As of June 30, 2012, the KBS Portfolio aggregated approximately 20.5 million rentable square feet.

Rental revenues and operating expense reimbursements are primarily comprised of revenue earned on the portfolio of 44 properties owned by Gramercy Realty as of June 30, 2012.

For the second quarter 2012, Gramercy Realty’s rental revenues totaled approximately $0.6 million, as compared to prior quarter’s rental revenues of approximately $0.6 million, inclusive of reclassification adjustments for discontinued operations.

In addition, Gramercy Realty earned fee revenues of $9.6 million in property management, asset management and administrative fees pursuant to the Management Agreement with an affiliate of KBS for the KBS Portfolio. Related operating expenses for the owned and managed portfolio aggregated approximately $6.4 million as compared to prior quarter’s operating expenses of approximately $5.9 million, inclusive of reclassification adjustments for discontinued operations.

During the second quarter of 2012, Gramercy Realty sold 11 buildings in its owned portfolio for $2.0 million generating approximately $0.2 million in incremental unrestricted corporate cash. The operating results for the buildings and the gain on sale of $0.1 million have been recorded in discontinued operations in the financial data in this press release. Gramercy Realty made no acquisitions during the second quarter of 2012.

Dividends

Beginning with the third quarter of 2008, the Company’s Board of Directors elected not to pay a dividend on the Company’s common stock. The Company’s Board of Directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008. In the early stages of the implementation of the Company’s new business strategy, the Company will seek to maximize capital available for investment and, therefore, expects to continue its policy of not paying dividends on its preferred or common stock. The Company expects, however, that as the new business strategy is implemented and sustainable cash flows grow, the Company will re-evaluate its dividend policy with the intention of resuming dividends to stockholders. In accordance with the provisions of the Company’s charter, the Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full.

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Company Profile

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company whose Gramercy Finance division manages approximately $2.0 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities which are financed through three non-recourse CDOs, and whose Gramercy Realty division currently manages approximately $2.0 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Thursday, August 9, 2012, at 2:00 PM EDT to discuss second quarter 2012 financial results.

The live call will be webcast in listen-only mode on the Company’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (888) 771-4371 - Domestic or (847) 585-4405 - International, using pass code ”GRAMERCY”.

A replay of the call will be available from August 9, 2012 at 4:30 PM EDT through August 12, 2012 at 11:59 PM EDT by dialing (888) 843-7419 - Domestic or (630) 652-3042 - International, using pass code 3299 3983#.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 12 of this release. (GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

8

Selected Financial Data:

Gramercy Capital Corp.

Condensed Consolidated Statements of Operations

(Unaudited, dollar amounts in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Interest income	$36,225	$39,748	$74,795	$80,259
Less: Interest expense	20,184	20,323	40,563	40,612
Net interest income	16,041	19,425	34,232	39,647
Other revenues:
Management fees	9,616	-	17,929	-
Rental revenue	1,360	1,349	2,679	2,735
Operating expense reimbursements	353	326	725	713
Other income	1,498	18,901	3,891	22,552
Total revenues	28,868	40,001	59,456	65,647

Expenses
Property operating expenses:
Real estate taxes	394	313	770	688
Utilities	379	434	866	987
Ground rent and leasehold obligations	356	254	570	424
Direct billable expenses	15	-	36	4
Other property operating expenses	8,261	3,857	17,594	8,656
Total property operating expenses	9,405	4,858	19,836	10,759

Other-than-temporary impairment	21,961	6,037	56,416	6,037
Portion of impairment recognized in other comprehensive loss	(6,955)	-	(20,342)	-
Impairment on loans held-for-sale	1,000	-	1,000	-
Net impairment recognized in earnings	16,006	6,037	37,074	6,037
Depreciation and amortization	312	292	608	607
Management, general and administrative	11,928	7,181	18,629	13,533
Provision for loan loss	5,989	18,783	8,534	36,283
Total expenses	43,640	37,151	84,681	67,219

Income (loss) from continuing operations before equity in net income from joint venture, and provisions for taxes	(14,772)	2,850	(25,225)	(1,572)

Equity in net income from joint venture	29	31	57	61

Income (loss) from continuing operations before provision for taxes and gain on extinguishment of debt	(14,743)	2,881	(25,168)	(1,511)

Gain on extinguishment of debt	-	10,870	-	14,526
Provision for taxes	(2,107)	(3)	(3,419)	(73)

Net income (loss) from continuing operations	(16,850)	13,748	(28,587)	12,942

Net income (loss) from discontinued operations	(2,914)	2,077	(3,479)	8,695
Net gains from disposals	53	1,437	11,996	2,374

Net income (loss) from discontinued operations	(2,861)	3,514	8,517	11,069

Net income (loss) attributable to Gramercy Capital Corp.	(19,711)	17,262	(20,070)	24,011

Accrued preferred stock dividends	(1,790)	(1,790)	(3,580)	(3,580)

Net income (loss) available to common stockholders	$(21,501)	$15,472	$(23,650)	$20,431

Basic earnings per share:
Net income (loss) from continuing operations, net of preferred stock dividends	$(0.36)	$0.24	$(0.64)	$0.19
Net income (loss) from discontinued operations	(0.06)	0.07	0.17	0.22
Net income (loss) available to common stockholders	$(0.42)	$0.31	$(0.47)	$0.41

Diluted earnings per share:
Net income (loss) from continuing operations, net of preferred stock dividends	$(0.36)	$0.24	$(0.64)	$0.18
Net income (loss) from discontinued operations	(0.06)	0.07	0.17	0.22
Net income (loss) available to common stockholders	$(0.42)	$0.31	$(0.47)	$0.40

Basic weighted average common shares outstanding	50,759,306	49,998,728	50,739,482	49,995,429

Diluted weighted average common shares and common share equivalents outstanding	50,759,306	50,692,846	50,739,482	50,716,953

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Gramercy Capital Corp.

Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2012	2011
Assets:
Real estate investments, at cost:
Land	$10,381	$11,915
Building and improvements	26,791	30,603
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(2,679)	(2,722)
Total real estate investments, net	54,811	60,114

Cash and cash equivalents	192,438	163,629
Restricted cash	91	93
Loans and other lending investments, net	157	828
Investment in joint ventures	367	496
Assets held-for-sale, net	-	32,834
Tenant and other receivables, net	3,573	2,829
Derivative instruments, at fair value	1	6
Acquired lease assets, net of accumulated amortization of $347 and $342	367	477
Deferred costs, net of accumulated amortization of $2,937 and $4,899	1,371	1,961
Other assets	3,440	4,141
Subtotal	256,616	267,408

Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	21,967	21,967
Building and improvements	4,495	4,205
Less: accumulated depreciation	(322)	(261)
Total real estate investments directly owned	26,140	25,911

Cash and cash equivalents	131	96
Restricted cash	43,869	34,122
Loans and other lending investments, net	958,956	1,081,091
Commercial mortgage-backed securities - available-for-sale	851,936	775,812
Assets held-for-sale, net	10,265	10,131
Loans held-for-sale	15,300	-
Derivative instruments, at fair value	340	913
Accrued interest	27,356	28,660
Deferred costs, net of accumulated amortization of $33,516 and $31,498	7,048	9,086
Other assets	25,053	25,100
Subtotal	1,966,394	1,990,922

Total assets	$2,223,010	$2,258,330

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Gramercy Capital Corp.

 Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2012	2011
Liabilities and Equity:
Liabilities:
Accounts payable and accrued expenses	$7,913	$14,992
Dividends payable	26,857	23,276
Deferred revenue	2,572	2,392
Below-market lease liabilities, net of accumulated amortization of $1,305 and $1,189	1,789	1,905
Liabilities related to assets held-for-sale	-	1,459
Other liabilities	589	627
Subtotal	39,720	44,651

Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,346,003	2,468,810
Accounts payable and accrued expenses	4,332	4,554
Accrued interest payable	3,670	3,729
Deferred revenue	88	88
Liabilities related to assets held-for-sale	155	249
Derivative instruments, at fair value	180,753	175,915
Other liabilities	1,106	764
Subtotal	2,536,107	2,654,109

Total liabilities	2,575,827	2,698,760

Commitments and contingencies	-	-

Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 52,295,323 and 51,086,266 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively.	52	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at June 30, 2012 and December 31, 2011.	85,235	85,235
Additional paid-in-capital	1,084,516	1,080,600
Accumulated other comprehensive loss	(333,594)	(440,939)
Accumulated deficit	(1,189,929)	(1,166,279)
Total Gramercy Capital Corp. stockholders' equity	(353,720)	(441,333)
Non-controlling interest	903	903
Total equity	(352,817)	(440,430)
Total liabilities and equity	$2,223,010	$2,258,330

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Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income (loss) available to common stockholders	$(21,501)	$15,472	$(23,650)	$20,431
Add:
Depreciation and amortization	1,482	20,147	3,054	40,588
FFO adjustments for joint ventures	67	1,096	134	2,192
Non-cash impairment of real estate investments	2,639	691	2,639	1,282
Less:
Non real estate depreciation and amortization	(1,210)	(1,823)	(2,516)	(3,630)
Gain on sale of real estate	(53)	(1,437)	(11,996)	(2,374)
Funds from operations	$(18,576)	$34,146	$(32,335)	$58,489

Funds from operations per share - basic	$(0.37)	$0.68	$(0.64)	$1.17

Funds from operations per share - diluted	$(0.37)	$0.67	$(0.64)	$1.15

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